SECURITIES AND EXCHANGE COMMISSION

                     Washington, D. C.  20549







                             FORM 8-K


                          CURRENT REPORT


              Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934



Date of Report (Date of earliest event reported) April 3, 1995


                    ADDINGTON RESOURCES, INC.
        (Exact Name of Registrant as Specified in Charter)


  Delaware                         0-16498            61-1125039
(State or Other                  (Commission         (IRS Employer
Jurisdiction of                   File Number)       Identification
 incorporation)                                            No.)



1500 N. Big Run Road, Ashland, Kentucky                   41102
(Address of Principal Executive Offices)                (Zip Code)



Registrant's telephone number,
             including area code (606) 928-3433





          Former Name or Former Address, if Changed Since
                   Last Report:  Not Applicable






             INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.   Other Events.

     On April 3, 1995, the Registrant's Board of Directors increased the number of its members to nine. The Board of Directors then appointed four new members: Robert Anderson, Jr., former Chairman of Andalex Resources, Inc., an integrated coal mining company; Howard P. Berkowitz, the managing general partner of HPB Associates, L.P.; Richard Ravitch, the chairman of Aquarius Management Corporation; and Steven D. Weinress, an investment
banker with   L.H. Friend, Weinress and Frankson, Inc.

     The Board of Directors also appointed Messrs. Berkowitz, Ravitch and Weinress to the Special Committee to consider the proposal made by Larry, Robert and Bruce Addington on March 1, 1995, (the "Addington Proposal") to acquire the Registrant's non-environmental operations. For more information regarding the Addington Proposal, see Current Report on Form 8-K dated March 1, 1995 and Annual Report on Form 10-K for the fiscal year ended December 31, 1994. The Board of Directors also authorized the Special Committee to manage the business and affairs of the Registrant's environmental operations. Messrs. Berkowitz, Ravitch and Weinress also agreed to submit to the Board of Directors irrevocable letters of resignation that provide that each of them will resign upon a request for such resignation made by either a majority of the members of the Board of Directors or the Chief Executive Officer, provided that such request is not made before the formal withdrawal of the Addington Proposal, and which withdrawal is then not followed by any similar proposal by Larry, Robert and Bruce Addington.



                            SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                   ADDINGTON RESOURCES, INC.


Date: April 13, 1995               By /s/ R. Douglas Striebel
                                     R. Douglas Striebel
                                     Vice President and Chief
                                     Financial Officer